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                                                                    EXHIBIT 99.1

                  AMCT AND ICH ANNOUNCE STOCK-FOR-STOCK MERGER

         DALLAS & NEW YORK--Aug. 5, 1999--AMRESCO Capital Trust (Nasdaq: AMCT), an externally managed Texas real estate investment trust, and Impac Commercial Holdings, Inc. (Amex: ICH), a Maryland real estate investment trust managed by Fortress Investment Corp. ("Fortress"), today announced the signing of a definitive merger agreement. The merger, which is subject to shareholder approval by both companies, is expected to take place in the fourth quarter. AMCT will be the surviving entity and each share of ICH will be exchanged for approximately 0.661 of a share of AMCT, which will result in AMCT shareholders owning approximately 60 percent of the combined entity and ICH shareholders owning approximately 40 percent. Based upon AMCT's closing price of $10.00, the offer values ICH at $6.61 per share, a 12.51 percent premium to ICH's closing price of $5.875. This transaction is expected to be accretive to both AMCT and ICH shareholders. The combined company is expected to have pro forma book equity capitalization of approximately $200 million.

         Fortress is expected to purchase approximately 1.5 million shares of AMCT and the management contract from AMCT's current manager and assume day-to-day management responsibility for AMCT simultaneous with the consummation of the merger. Each of the Board of Trust Managers of AMCT and the Board of Directors of ICH has approved Fortress as the manager of the combined company. Fortress expects to continue to operate the combined company as a real estate investment trust.

         AMCT was established in 1998 and was formed to pursue opportunities in acquisition, construction and development lending as well as high-yielding commercial mortgage-backed securities. ICH was established in 1997 and was formed to pursue opportunities in the commercial mortgage sector. Fortress is a real estate investment and asset management company headquartered in New York with offices in Toronto, London, and Tokyo.

         The combined company plans to pursue a similar business plan to the one employed by AMCT but expects to benefit from the increased capital base and scale of operations. The combined company will have almost two times the book value of either AMCT or ICH on a stand-alone basis. Upon consummation of the merger, a new board will be formed with representatives from AMCT and ICH.

         "This transaction is expected to create scale and synergies that if realized will benefit the shareholders of both companies. We believe that this is an excellent time to be involved in the U.S. real estate debt markets. The lack of liquidity which exists in these markets provides significant opportunities for those with capital," said Wesley R. Edens, chief executive officer of Fortress and ICH. "Post merger, Fortress will own in excess of 15 percent of the combined company, which creates a strong alignment of interests between management and the shareholders."

         Robert L. Adair III, the current chief executive officer and a current (and ongoing)


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member of the Board of Trust Managers of AMCT, noted that "the merger provides
AMRESCO Capital Trust with the needed additional capital to execute its business plan over the next year. In addition, Fortress's management expertise should enhance the company's ability to access the capital markets over time."

         ICH was advised by Banc of America Securities LLC and Jolson Securities. AMCT was advised by Prudential Securities Incorporated and Deutsche Bank Alex. Brown.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by our use of words like "intend" and "goal". We cannot assure you that our intentions to achieve the scale and synergies described herein by merging ICH into AMCT and approving the assignment of the AMCT management contract to Fortress will ever materialize. If our goals and intentions do not materialize, our actual results could differ materially from those anticipated in such forward-looking statements.